EXHIBIT 99.1

BRUSH ENGINEERED MATERIALS CONFIRMS FOURTH QUARTER
REVENUE OUTLOOK, COMMENTS ON WEAKER MIX

Cleveland, Ohio — December 16, 2004 — Brush Engineered Materials Inc. (NYSE-BW) today commented on market conditions, revenue expectations and product mix. The Company also commented on the related impact of product mix on margins and the outlook for the fourth quarter.

The Company confirmed the revenue guidance previously provided. Fourth quarter 2004 revenue is currently expected to be in the range of $114.0 to $118.0 million, up 8% to 12% compared to the fourth quarter of 2003 revenue of $105.6 million. Net income for the quarter is expected to be well ahead of the prior year net loss of $7.2 million which included a $6.0 million charge.

The Company also commented that while revenue is meeting expectations, the mix in the quarter is resulting in a lower gross margin than expected. The change in revenue mix is the direct result of an inventory correction within the electronic equipment market, lower demand in the segment, especially in Asia and a softer automotive segment. The conditions in these markets have been partially offset by stronger demand in the oil and gas, industrial components, data storage and semiconductor markets. This, coupled with related lower operating rates, is expected to negatively affect margins in the quarter by up to approximately 2%. In an environment with a more favorable mix, fourth quarter margins would have been expected to be approximately the same as the first half of the year. The unfavorable mix should result in fourth quarter gross margins being similar to the third quarter gross margin of 21%. While net income in the fourth quarter is expected to be well ahead of prior year, the lower gross margin percent should result in a lower net income for the quarter. Assuming that current demand levels and operating conditions hold for the remainder of the quarter, net income is expected to improve by $7.5 to $9.5 million compared to the prior year. Earnings per share for the fourth quarter of 2004 would therefore be in the range of breakeven to $0.10 per share diluted.

Commenting on the fourth quarter revenue outlook, Gordon D. Harnett, Chairman, President and Chief Executive Officer stated “While I’m disappointed with the conditions that are driving the unfavorable mix in the quarter, I’m pleased with the strength in our other markets. The fourth quarter will be the eighth consecutive quarter where revenue is higher than the comparable period of the prior year. This has been a year with strong revenue growth and solid earnings leverage. We continue to make good progress with our new market and new product initiatives which are adding to the revenue growth. We are committed to these initiatives as well as our initiatives to lower costs and improve operating efficiencies. I’m looking forward to good growth in 2005 and continued solid earnings leverage from the growth”

Forward-looking Statements

Portions of the content set forth in this document that are not statements of historical or current facts are forward-looking statements. The Company’s actual future performance, including performance in the near term, may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The condition of the markets which the Company serves, whether defined geographically or by market, with the major markets being telecommunications and computer, optical media, automotive electronics, industrial components, aerospace and defense and appliance.

•	Actual sales, operating rates and margins in the fourth quarter 2004 and for the full year of 2004.

•	Changes in product mix.

•	The financial condition of particular customers.

•	The Company’s success in implementing its strategic plans and the timely and successful completion of any capital expansion projects.

•	Other factors, including, interest rates, exchange rates, tax rates, pension costs, energy costs, raw material costs and the cost and availability of insurance.

•	Changes in government regulatory requirements and the enactment of any new legislation that impacts the Company’s obligations.

•	The conclusion of pending litigation matters in accordance with the Company’s expectation that there will be no material adverse effects.

•	Additional risk factors that may affect the Company’s results are identified under the caption “Risk Factors” in the Company’s Prospectus filed with the Securities and Exchange Commission on July 1, 2004.

Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:

Michael C. Hasychak
216/383-6823

Media:

Patrick S. Carpenter
216/383-6835

http://www.beminc.com